CYTOGEN CORPORATION
                        600 COLLEGE ROAD EAST - CN 5308
                        PRINCETON, NEW JERSEY 08540-5308

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 16, 1999

To the Stockholders of
Cytogen Corporation:



         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of CYTOGEN CORPORATION (the "Company") will be held on Wednesday, June 16, 1999 at 9:00 a.m. at The Holiday Inn Princeton, Route One at Ridge Road, Princeton, New Jersey 08540 for the following purposes:


         1. The election of six (6) directors to serve until the next annual meeting of stockholders;

         2. To consider and vote on approval of the 1999 Cytogen Non-Employee Director Stock Option Plan; and

         3. To transact such other business as may properly be brought before the meeting or any adjournments thereof.

         The Board of Directors has fixed the close of business on April 23, 1999, as the record date for determination of the stockholders entitled to notice of and to vote at the Annual Meeting, and only holders of record of the Company's Common Stock on said date will be entitled to receive notice of and to vote at the meeting.

         Stockholders are cordially invited to attend the meeting. Whether or not you plan to attend the meeting, please mark, sign, date and return the enclosed Proxy. The giving of your Proxy will not affect your right to vote in person in the event you find it convenient to attend the meeting. You may revoke the Proxy at any time before the closing of the polls at the meeting.

         ATTENDANCE AT THE ANNUAL MEETING WILL BE LIMITED TO STOCKHOLDERS AND INVITED GUESTS OF THE COMPANY.


                                              By Order of the Board of Directors

                                                            Donald F. Crane, Jr.
Princeton, New Jersey                                        Corporate Secretary
May 13, 1999



 PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

                               CYTOGEN CORPORATION
                               -------------------

                                 PROXY STATEMENT
                                 ---------------
GENERAL

         This Proxy Statement is being mailed to stockholders beginning May 13, 1999 in connection with the solicitation by the Board of Directors of Cytogen Corporation, a Delaware Corporation (the "Company" or "Cytogen") of proxies to be voted at the 1999 Annual Meeting of Stockholders to be held at The Holiday
Inn Princeton, Princeton, New Jersey, on June 16, 1999 at 9:00 A.M. (local time), and at any adjournment thereof, for the purposes set forth in the attached Notice of Annual Meeting of Stockholders.

         When proxies in the enclosed form are returned properly executed, the shares represented thereby will be voted at the meeting and, where instructions have been given by the stockholder, will be voted in accordance therewith. If the stockholder does not otherwise specify, the stockholder's shares will be voted for the election of the listed nominees and in accordance with the directors' recommendations on the other subject listed on the proxy card. If any other matter is properly presented for action at the meeting, the persons named in the enclosed form of proxy will vote on such matter in their discretion. Any proxy may be revoked by the stockholder, either by attending the meeting and voting in person or by submitting a revocation in writing to the Company (including a subsequent signed proxy) at any time prior to the closing of the polls at the meeting.

STOCKHOLDER VOTE REQUIRED

         To be elected a director, a nominee must receive the affirmative vote of a plurality of shares present in person or represented by proxy at the meeting and entitled to vote in the election of directors. A plurality vote means that the six individuals who receive the largest number of votes cast will be elected as directors. Withheld votes will not affect the outcome of the election of directors. Other than the election of directors, each matter to be submitted to the stockholders requires the affirmative vote of a majority of the votes cast at the meeting. For purposes of determining the number of votes cast with respect to a particular matter, only those cast "For" or "Against" are included. Properly returned proxies which withhold authority to vote for directors or abstain (broker non-votes) will be counted for purposes of determining if a quorum is present for the annual meeting.

         The Company's auditors are Arthur Andersen LLP. A representative of Arthur Andersen LLP will be present at the meeting, will have an opportunity to make a statement if the representative desires to do so, and will be available to respond to appropriate questions.

         A COPY OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1998 WILL BE PROVIDED WITHOUT CHARGE TO ANY STOCKHOLDER UPON WRITTEN REQUEST. REQUESTS SHOULD BE DIRECTED TO CORPORATE COMMUNICATIONS, CYTOGEN CORPORATION, 600 COLLEGE ROAD EAST-CN 5308, PRINCETON, NJ 08540-5308.

OUTSTANDING SHARES, VOTING RIGHTS AND PRINCIPAL STOCKHOLDERS

         Holders of record of outstanding shares of the Company's Common Stock $.01 par value ("Common Stock") at the close of business on April 23, 1999 will be entitled to notice of and to one vote per share so held of record on all business at the Annual Meeting. On the record date, there were 65,105,097 shares of Common Stock outstanding. Votes cast in person or by proxy at the Annual Meeting will be tabulated by the Inspector(s) of Election appointed for the annual meeting who will determine whether or not a quorum is present and the results of the votes with respect to each matter.

         The following table sets forth certain information as of March 31, 1999 (unless noted), with respect to the beneficial ownership of the Company's Common Stock by each person known by the Company to be the beneficial owner of more than 5% of its outstanding Common Stock, by each director and nominee for election as a director, by each executive officer named in the Summary Compensation Table, and by all executive officers and directors as a group. Except as indicated in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

                                                         NUMBER OF SHARES
                                                         OF COMMON STOCK         PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                 BENEFICIALLY OWNED       OF CLASS
---------------------------------------                 ------------------       --------

Henry L. Hillman,
Elsie Hilliard Hillman and
C.G. Grefenstette, Trustees
2000 Grant Building
Pittsburgh, PA  15219 (2).................................... 8,218,191            12.62%

State of Wisconsin Investment Board
121 E. Wilson Street
Madison, WI  53702........................................... 5,462,834             8.40%

Ronald J. Brenner
One Tower Bridge
Suite 1350
100 Front Street
West Conshohocken, PA  19428 (4)(5).......................... 3,812,909             5.85%

Hillman Medical Ventures Partnerships
824 Market Street, Suite 900
Wilmington, DE  19801 (3).................................... 3,713,909             5.70%

Hal S. Broderson
One Tower Bridge
Suite 1350
100 Front Street
West Conshohocken, PA  19428 (4)............................. 3,715,009             5.70%

Charles G. Hadley
One Tower Bridge
Suite 1350
100 Front Street
West Conshohocken, PA  19428 (4)............................. 3,714,159             5.67%

Directors and Executive Officers

Thomas J. McKearn (5)........................................   710,463             1.08%
John D. Rodwell (5)(6).......................................   325,300                *
H. Joseph Reiser (7).........................................   352,000                *
Graham S. May (5)............................................   121,743                *
Donald F. Crane, Jr. (5) ....................................   115,753                *
Robert J. Broeze (5).........................................   104,309                *
James A. Grigsby.............................................    61,200                *
John E. Bagalay, Jr. (5).....................................    60,134                *
Robert F. Hendrickson (5) ...................................    28,800                *
Stephen K. Carter (7)........................................     3,000                *

                                       2

All executive officers
  and directors as a group (14 persons) (5).................. 5,853,534             8.99%
-----------------
 *Indicates amount is less than 1%.

 (1) All information with respect to beneficial ownership of shares is based upon filings made by the respective beneficial owners with the Securities and Exchange Commission or information provided by such beneficial owners to the Company. Percent of class for each person and all executive officers and directors as a group is based on shares of Common Stock outstanding on March 31, 1999 and includes shares subject to options held by the individual or the group, as applicable, which are exercisable or as become exercisable within 60 days following such date.

 (2) Includes 116,325 shares of Common Stock held by the Henry L. Hillman Trust U/A dated November 18, 1985 (the "HLH Trust"), 20,625 shares of Common Stock held by Hillman 1984 Limited Partnership ("Hillman 1984"), 4,125 shares of Common Stock held by HCC Investments, Inc. ("HCC"), 4,363,207 shares of Common Stock held by Juliet Challenger, Inc. ("JCI"), 367,445 shares of Common Stock held by Hillman Medical Ventures 1989 L.P. ("HMV 1989"), 176,470 shares of Common Stock held by Hillman Medical Ventures 1990 L.P. ("HMV 1990"), 486,622 shares of Common Stock held by Hillman Medical Ventures 1991 L.P. ("HMV 1991"), 110,522 shares of Common Stock held by Hillman Medical Ventures 1992 L.P. ("HMV 1992"), 1,094,700 shares of Common Stock held by Hillman Medical Ventures 1994 L.P. ("HMV 1994"), and 1,478,150 shares of Common Stock held by Hillman Medical Ventures 1995 L.P. ("HMV 1995"). JCI, HCC, and Wilmington Securities, Inc. (which (i) owns Hillman Properties West, Inc., the sole general partner of Hillman 1984, and (ii) is the sole general partner of Hillman/Dover L.P., one of the general partners of HMV 1989, HMV 1990, HMV 1991, HMV 1992, HMV 1994 and HMV 1995 (collectively, "Hillman Medical Ventures")) are private investment companies owned by Wilmington Investments, Inc., which, in turn, is owned by The Hillman Company. The Hillman Company is a private firm engaged in diversified investments and operations, which is controlled by the HLH Trust. The trustees of the HLH Trust are Henry L. Hillman, Elsie Hilliard Hillman and C.G. Grefenstette (the "HLH Trustees"). Consequently, the HLH Trustees share voting and investment power with respect to the shares held of record by the HLH Trust, JCI, HCC, Hillman 1984, and Hillman Medical Ventures and may be deemed to be the beneficial owners of such shares. Does not include an aggregate of 155,100 shares of Common Stock held by four irrevocable trusts for the benefit of members of the Hillman family (collectively, the "Family Trusts"), as to which shares the HLH Trustees (other than Mr. Grefenstette) disclaim beneficial interest. C.G. Grefenstette and Thomas G. Bigley are trustees of the Family Trusts and, as such, share voting and investment power over the shares held by the Family Trusts.

 (3) Includes 367,445 shares of Common Stock held by HMV 1989, 176,470 shares of Common Stock held by HMV 1990, 486,622 shares of Common Stock held by HMV 1991, 110,522 shares of Common Stock held by HMV 1992, 1,094,700 shares of Common Stock held by HMV 1994 and 1,478,150 shares of Common Stock held by HMV 1995.

 (4) Includes 3,713,909 shares held by Hillman Medical Ventures. Each of Drs. Broderson and Brenner and Mr. Hadley is a general partner of Cashon Biomedical Associates, L.P., which is a general partner of the Hillman Medical Ventures Partnerships and, therefore, may be deemed to be the beneficial owner of such shares. Drs. Broderson and Brenner and Mr. Hadley share voting and investment power with respect to the shares held by Hillman Medical Ventures and disclaim beneficial ownership of the 1,992,715 shares beneficially owned by the HLH Trustees, Hillman 1984, HCC, JCI and the Family Trusts referred to in note 2 above.

 (5) Includes shares of Common Stock which the named persons have the right to acquire upon the exercise of stock options, within sixty days of March 31, 1999, as follows: Dr. Reiser: 350,000; Dr. McKearn: 363,000; Dr. Rodwell: 260,300; Dr. May 121,743; Dr. Brenner: 10,800; Dr. Bagalay: 49,134; Mr. Grigsby: 7,200; Mr.
Hendrickson: 14,800; Mr. Crane: 109,429; and Dr. Broeze: 99,000. The group number includes the shares of Common Stock which the named persons and other executive officer have the right to acquire upon the exercise of stock options, within sixty days of March 31, 1999. Dr. McKearn and Dr. Broeze are no longer employed by the Company.

 (6) Includes 5,000 shares held by Dr. Rodwell's wife as custodian for two children under the Pennsylvania Uniform Gift to Minors Act. Dr. Rodwell disclaims beneficial ownership of the 5,000 shares held by his wife.

(7) Dr. Reiser was elected President and Chief Executive Officer and as a director on August 24, 1998; Dr. Carter was elected as a director on September 14, 1998. Dr. Carter purchased shares in May, 1999.

PROPOSAL ONE.     ELECTION OF DIRECTORS

NOMINEES FOR DIRECTORS

         The persons named in the accompanying form of proxy intend, except as otherwise directed, to vote for the election as directors of the six nominees listed below, each for a term expiring at the next Annual Meeting or until his or her successor is duly elected and qualified. All nominees are now serving as directors of the Company, and all have informed management that they are willing to serve as directors of the Company. If any of the nominees should decline or be unable to act as a director, the persons named as proxies in the form of proxy will vote in accordance with their best judgment and shall have discretionary authority to vote for a substitute nominee. The Board of Directors has fixed its present size at, and for the purposes of this meeting authorized the election of, six directors.

         The following sets forth certain information as to the nominees for directors of the Company.

         James A. Grigsby, 56, Chairman of the Board of Directors, has been a director of the Company since May 1996 and Chairman since June 1998. Since April, 1999, Mr. Grigsby has been affiliated with the consulting firm of Nachman, Hays & Associates. Previously, since 1994, Mr. Grigsby was president of Cancer Care Management LLC, a consulting firm providing consulting services regarding cancer disease management issues. From 1989 to 1994, Mr. Grigsby was President of CIGNA Corporation's International Life and Employee Benefits Division, which operated in over 20 countries worldwide, and during that period also served as the head of CIGNA's national health care sales force. Prior to that time, since 1978, he held a number of executive positions with CIGNA Corporation. Mr. Grigsby received a B.A. degree in Mathematics from Baylor University and is a Fellow of the Society of Actuaries.

     John E. Bagalay, Jr., 65, has been a director of the Company since October 1995. Dr. Bagalay was a director of Cellcor, Inc. ("Cellcor") prior to the Company's acquisition of Cellcor in October 1995. He was interim President, CEO and Chief Financial Officer of the Company from January - August, 1998. He has been Senior Advisor to the Chancellor, Boston University since January, 1998. He has been a director, Chief Operating Officer and Chief Financial Officer of Eurus Technologies, Inc. since January, 1999. He served as the Managing Director of Community Technology Fund, the venture capital affiliate of Boston University, from September 1989 until January 1998.

     Dr. Bagalay has also served as General Counsel for Texas Commerce Bancshares and for Lower Colorado River Authority, a regulated electric utility. Dr. Bagalay currently also serves on the boards of directors of Wave Systems Corporation and AES, Inc. Dr. Bagalay holds a B.A. in Politics, Philosophy and Economics and a Ph.D. in Political Philosophy from Yale University, and a J.D. from the University of Texas.

         Ronald J. Brenner, 65, has been a director of the Company since October 1995. Dr. Brenner was President and Chief Executive Officer of Cellcor from July 1995 until the Company's acquisition of Cellcor in October 1995. Dr. Brenner has been a Vice President of Hillman Medical Ventures, Inc., a venture capital firm, and a general partner of the managing general partner of the Hillman Medical Ventures partnerships since 1989. From 1984 to 1988, Dr. Brenner was President and Chief Executive Officer of Cytogen. Prior to 1984, he was Vice President, Corporate External Research, at Johnson & Johnson, a major pharmaceutical company, and also served as Chairman of McNeil Pharmaceutical, Ortho Pharmaceutical Corp. and the Cilag Companies, all subsidiaries of Johnson & Johnson. Dr. Brenner received a B.S. in Pharmacy from the University of Cincinnati, and an M.S. and Ph.D., both in Pharmaceutical Chemistry, from the University of Florida.

     Stephen K. Carter, 61, has been a director of the Company since September, 1998. Dr. Carter was Senior Vice President of Research and Development at Boehringer Ingelheim Pharmaceuticals, Inc. from 1995 to 1997. Prior to joining Boehringer, Dr. Carter was Senior Vice President of Worldwide Clinical Research and Development at Bristol-Myers Squibb Company. From 1976 to 1982, Dr. Carter served as Director of the Northern California Cancer Institute. Dr. Carter was also appointed to President Clinton's panel for AIDS drug development. Dr.
Carter also is a director of Allos Therapeutics and Alfacell Corporation. Dr. Carter received an AB in History from Columbia College and an MD from New York Medical College. He completed a medical internship and residency at Lenox Hill Hospital.

     Robert F. Hendrickson, 66, became a director of the Company in March 1995. Since 1990, Mr. Hendrickson has been a consultant to the pharmaceutical and biotechnology industries on strategic management and manufacturing issues with a number of leading biotechnology companies among his clients. Prior to his retirement in 1990, Mr. Hendrickson was Senior Vice President, Manufacturing and Technology for Merck & Co., Inc. He is the Chairman of the Board of Envirogen, Inc., a director of The Liposome Company, Inc. and Unigene, Inc., and a trustee of the Carrier Foundation, Inc. Mr. Hendrickson received an A.B. degree from Harvard College and an M.B.A. from the Harvard Graduate School of Business Administration.

     H. Joseph Reiser, 52, joined CYTOGEN in August 1998 as President and Chief Executive Officer and as a member of the Board of Directors. Most recently, Dr. Reiser was Corporate Vice President and General Manager, Pharmaceuticals, for Berlex Laboratories Inc., the U.S. subsidiary of Schering AG. During his 17 year tenure at Berlex, Dr. Reiser held positions of increasing responsibility, serving as the first President of Schering Berlin's Venture Corporation, Vice President, Technology and Industry Relations, and Vice President, Drug Development and Technology. Dr. Reiser received his Ph.D. in Physiology from Indiana University School of Medicine, where he also earned his Master and Bachelor of Science degrees.

MEETINGS AND COMMITTEES

         During 1998, the Board of Directors met twenty-four (24) times. Each of the incumbent directors attended at least 75% of the aggregate of all meetings of the Board of Directors and committees of which he was a member held during the period he served on the Board of Directors or such committee.

         The standing committees of the Board of Directors are the Audit Committee, the Compensation Committee, the Finance Committee, and the Nominating Committee.

         The Audit Committee recommends the selection of a firm of independent auditors to the Board of Directors for purposes of auditing the Company's financial statements; reviews the audit with the auditors and management; and consults with the auditors and management regarding risk management and the adequacy of financial and accounting procedures and controls. The Audit Committee met five (5) times during 1998. Its current members are Robert F. Hendrickson (Chairman), John E. Bagalay, Jr., and Stephen K. Carter.

         The Compensation Committee evaluates the performance of the Company's Chief Executive Officer and recommends his compensation to the Board annually; oversees the administration of the Company's stock option plans; recommends to the Board of Directors compensation for executive officers and other key employees of the Company; and reviews the Company's compensation policy generally. The Compensation Committee met three (3) times during 1998. Its current members are Ronald J. Brenner (Chairman), and Robert F. Hendrickson.

     The Finance Committee (chartered as a standing committee during 1998) reviews and monitors the financial planning and financial structure of the Company to accommodate the operating requirements and strategic objectives. The Finance Committee met one (1) time during 1998. Its current members are John E. Bagalay, Jr. (Chairman), James A. Grigsby, and H. Joseph Reiser.

         The Nominating Committee is responsible for investigating, recruiting and interviewing potential candidates for election to the Board of Directors and for formally nominating for consideration by the full Board of Directors those individuals deemed worthy by the Nominating Committee of election to the Board of Directors. The Nominating Committee met in connection with approval of the slate of nominees for election as directors at the 1998 Annual Meeting of Stockholders and in connection with the elections of Dr. Reiser and Dr. Carter to the Board of Directors. Its current members are James A. Grigsby (Chairman) and H. Joseph Reiser. The Nominating Committee will consider nominees for the Board of Directors suggested by stockholders whose names are submitted in writing to the Nominating Committee in care of the Office of the Corporate Secretary of the Company.

          THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH
                          OF THE NOMINEES LISTED ABOVE

DIRECTORS' COMPENSATION

         Each director who is not also an officer of the Company is paid an annual retainer of $8,000, plus $1,000 for each Board meeting attended ($500 if participation was by telephone). Any non-employee director who also chaired a Board committee received an additional annual fee of $1,000. Non-employee directors receive $250 for each committee meeting attended, but receive no additional retainer for committee membership. Members of the Nominating Committee do not receive any compensation for serving on that committee. The Chairman of the Board (who is not an employee of the Company) currently receives, based upon significant time spent on Company business, an additional annual retainer of $50,000 and an annual option grant for the purchase of 15,000 shares of the Company's common stock.. The additional retainer contemplates four days per month substantially given to Company business by the Chairman; an amount of $1,500 per day is paid to the Chairman for additional days in which the significant part of the day is devoted to Company matters.

         Pursuant to the 1988 Stock Option Plan for Non-Employee Directors (the "Directors Plan"), upon initial appointment to the Board, each non-employee director of the Company was granted an option to purchase 8,000 shares of Common Stock. Following each annual stockholders' meeting of the Company, each non-employee director who was re-elected at that stockholders' meeting was under that Plan granted an option to purchase 6,000 shares of Common Stock. Options granted under the Directors Plan are exercisable at a price equal to the average of the high and low sale prices of the Common Stock as reported on the Nasdaq National Market on the date of grant, and vest (i.e., first become exercisable) over five years at a rate of 20% for each year of service completed after the option grant. Each director's outstanding options become immediately exercisable in full (i) upon the occurrence of a change of control of the Company, (ii) upon death or disability or (iii) upon resignation or retirement after age 65. Options granted under the Directors Plan are granted automatically and without the need for further action by the Company, the Board of Directors or the Company's stockholders. This Plan expires at this Annual Meeting and no further grants will be made; however, options previously granted under this Plan will remain outstanding. The Shareholders are being asked at this meeting to vote on a replacement plan, the Cytogen Corporation 1999 Non-employee Director Stock Option Plan (see Proposal Two below).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee during 1998 were Ronald J. Brenner (Chairman), and Robert F. Hendrickson. Neither of these gentlemen were officers or employees of the Company while serving on the Compensation Committee. Dr. Brenner served as the Company's President and Chief Executive Officer from 1984 to 1988.

PROPOSAL TWO. APPROVAL OF THE CYTOGEN CORPORATION 1999 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN.

         The Board of Directors adopted the Cytogen Corporation Non-Employee Director Stock Option Plan (the "Director Option Plan") at its regular meeting on April 1, 1999, subject to the approval of the shareholders of the Company. At the Annual Meeting shareholders will be asked to approve the Director Option Plan, and the Board recommends that it be approved. The Director Option Plan will, if approved, replace the 1988 Non-employee Director Stock Option Plan, which by its terms expires at the 1999 Annual Meeting of Shareholders.

         The Board of Directors and management believe that the Director Option Plan will help attract and retain superior directors and promote long-term growth and profitability by further aligning director and shareholder interests. The affirmative vote of a majority of the Shares cast on this Proposal is required for its adoption.

         A summary of the essential features of the Director Option Plan is provided below, but is qualified in its entirety by reference to the full text of the Director Option Plan, which was filed electronically with this Proxy Statement with the Securities and Exchange Commission. The full text of the Director Option Plan is not included in the printed version of this Proxy Statement. All defined terms used below have the meaning set forth in the Director Option Plan, unless otherwise indicated.

PURPOSE

         The Director Option Plan is intended to promote the interest of Cytogen by affording Non-Employee Directors an opportunity to acquire a proprietary interest in the Company, in order to attract and retain Non-Employee Directors, to provide them with long term financial incentives to increase the value of the Company, and to provide them with a stake in the future of the Company which corresponds to the stake of each of the Company's shareholders.

SHARES SUBJECT TO PLAN

         The aggregate number of shares of Cytogen common stock ("Shares") with respect to which the grant ("Grants") of Stock Options may be made is 500,000. Any Shares subject to a Grant shall again become available for use after the exchange, cancellation, forfeiture or expiration of such Grant as if such Shares had never been subject to a Grant.

EFFECTIVE DATE AND DURATION

         The effective date of the Director Option Plan shall be June 16, 1999. The Plan shall terminate on June 16, 2009, unless earlier terminated by the Board of Directors. No Stock Options shall be granted after the date on which this Plan terminates. The terms of this Plan, and any terms and conditions applicable to the Stock Options granted prior to such date, shall survive the termination of the Plan and continue to apply to such Stock Options.

ADMINISTRATION

         The Plan is to be administered by the Compensation Committee (the "Committee") of the Board of Directors. The Committee shall consist of two more non-employee directors of the Company, who shall be appointed by the Board. The members shall also be qualified as outside directors as contemplated by Section 162(m) of the Internal Revenue Code, as amended.

         The Committee shall, subject to the provisions of the Director Option Plan, (a) effect all Grants, (b) determine or provide for the terms and conditions of Grant agreements and other forms, (c) interpret the Plan, and (d) make all other material decisions relating to the operation of the Plan. The Committee may adopt such rules or guidelines as it deems appropriate to implement the Plan.

STOCK OPTIONS

         As of April 1, 1999, the closing price for Cytogen Common Stock on the Nasdaq National Market was $1.00

         On the date of the 1999 annual meeting of shareholders, each individual who is at that time serving as a Non-Employee Director shall automatically be granted a Stock Option to purchase 21,000 Shares of Cytogen common stock, at a price equal to two times the market price (the "Initial Grant"). On the day following each Cytogen Corporation annual meeting of shareholders following the 1999 Annual Meeting, beginning with and including the meeting in the year 2000, each individual who is elected or re-elected as a Non-Employee Director shall automatically be granted a Stock Option to purchase 10,000 Shares of Cytogen common stock. Each Non-Employee Director appointed other than at an annual meeting, following approval of the Director Option Plan, will receive an initial grant, on the date of appointment, equal to a pro rata portion of 10,000 shares of Cytogen common stock, based upon the number of months remaining from the date of election until the one year anniversary of the preceding annual meeting. In addition, the Chairman of the Board, unless the Committee determines otherwise, will receive an additional grant of 15,000 shares of Cytogen Common Stock on the date of each annual meeting.

         Other than the Initial Grant, which is priced at a premium, the exercise price of Options under the Plan will equal the Fair Market Value of a Share for the date of Grant, which is defined in the Directors Option Plan as the average of the high and low daily sales prices of a Share on the Nasdaq National Market for that day or, if there are no sales on such day, for the most recent prior day on which a Share was sold on the Nasdaq National Market.

         Each grant of a Stock Option shall be evidenced by an agreement which shall reflect the terms and conditions of the Stock Options and such additional terms and conditions as are determined by the Committee. Upon exercise of an Option, the option holder must make payment of the exercise price to the Company in cash.

TERMS  AND CONDITIONS  OF STOCK  OPTIONS

         The Initial Grant will vest and become exercisable in equal one-third increments at the first, second, and third anniversaries of the Grant Date.
Otherwise, Stock Options become exercisable on the first anniversary of the Grant Date. However, in the event that prior to the vesting date (A) the Non-Employee Director terminates his service on the Board by reason of death, disability or retirement, or (B) the Company is merged, or other parties seek to acquire or acquire ownership of greater than fifty percent of the Company's stock, then a Stock Option shall become immediately exercisable upon the occurrence of such events. Subject to the foregoing, a Stock Option shall be exercisable at any time in whole or in part on any business day of the Company before the date such Stock Option expires as outlined below. A Stock Option shall expire on the first date on or after the Grant Date and prior to a Change in Control on which the Non-Employee Director resigns from or is not re-elected to the Board prior to being eligible for retirement. A Stock Option shall also expire on the date the Stock Option has been exercised in full. Furthermore, the Stock Option shall expire one day after the expiration of the 10-year period which begins on the Grant Date or, in the case of a Non-Employee Director who dies or becomes disabled, the last day of the one year period which begins on the date of the Non-Employee Director's death or disability.

TRANSFERABILITY DURING LIFETIME

         During the lifetime of a Non-Employee Director, only the Non-Employee Director, or his or her legal representative, may exercise a Stock Option. No Stock Option may be sold, assigned, transferred, exchanged, or otherwise encumbered or made subject to any creditor's process, whether voluntary, involuntary or by operation of law.

ADJUSTMENTS

         In the event that there is any change in the Cytogen common stock by reason of any dividend or other distribution, recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, share exchange, or other similar corporate transaction or events, the number and kind of Shares which may be delivered, the Exercise Price or purchase price relating to any Stock Option may be appropriately adjusted by the Committee at the time of such event on a proportionate basis.

AMENDMENTS

         The Board of Directors shall have the right to amend, modify, suspend or terminate the Directors Option Plan at any time for any purpose; provided that following the approval of the Directors Option Plan by Cytogen shareholders, the Director Stock Plan may not be amended in a manner which would disqualify the Directors Option Plan from the exemption provided by Rule 16b-3 under the Exchange Act or from qualification for deduction by the Company under
Section 162(m).

FEDERAL INCOME TAX CONSEQUENCES

         The rules governing the tax treatment of Stock Options are technical. Therefore, the description of the Federal income tax consequences set forth below is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are subject to change, as are their interpretations, and their applications may vary in individual circumstances. Finally, the tax consequences under applicable state and local income tax laws may not be the same as under the Federal income tax laws.

STOCK OPTIONS

         The Stock Options granted under the Director Stock Plan will be non-qualified stock options ("NQSOs"). The Non-Employee Director recognizes no taxable income at the time of grant. Upon exercise of an NQSO, the Non-Employee Director recognizes ordinary income and the Company receives a deduction equal to the difference between the exercise price and the fair market value of the Shares on the date of exercise. The Non-Employee Director recognizes as a capital gain or loss any subsequent profit or loss realized on the sale or exchange of any shares disposed of or sold.

         The Non-Employee Directors listed on the following table are expected to receive in 1999 under the Directors Option Plan grants of the number of Stock Options shown on the table.

                     NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

                                                       STOCK
                  DIRECTOR                            OPTIONS*
                  --------                            --------

                  James A. Grigsby                     36,000

                  John E. Bagalay, Jr.                 21,000

                  Ronald J. Brenner                    21,000

                  Stephen K. Carter                    21,000

                  Robert F. Hendrickson                21,000

*No dollar value is assigned to the Stock Options because their exercise price will be dependent upon the market value of the underlying Cytogen Corporation common stock on the date of grant.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL TWO

                             EXECUTIVE COMPENSATION

    The following table sets forth the annual and long-term compensation awarded to, earned by or paid to (i) the Company's Chief Executive Officer(s), and (ii) the other four most highly compensated executive officers of the Company, for services rendered to the Company during the Company's fiscal years ended December 31, 1998, 1997 and 1996.

                                                       SUMMARY COMPENSATION TABLE

                                          ANNUAL                                            LONG-TERM
                                      COMPENSATION (1)                                     COMPENSATION
                                      ----------------                                     ------------
                                                                        OTHER        RESTRICTED   SECURITIES
                                                                        ANNUAL         STOCK      UNDERLYING        ALL OTHER
                                    FISCAL     SALARY       BONUS       COMPEN-        AWARD       OPTIONS       COMPENSATION(2)
NAME AND PRINCIPAL POSITION          YEAR       ($)          ($)        SATION ($)      ($)           (#)              ($)
---------------------------        -------    --------    ---------    -----------   ----------  ------------    ---------------


H. Joseph Reiser (3)                 1998      89,903     150,000           0             0        2,250,000            399
     President and Chief
     Executive Officer

John E. Bagalay, Jr. (5)             1998     183,321           0           0             0          110,000            838
     President and Chief
     Executive Officer

Thomas J. McKearn (6)                1998     298,012           0           0             0          200,000          5,016
     Chairman, President and Chief   1997     298,012           0           0             0                0(8)      10,613
     Executive Officer               1996     284,181      49,150           0             0(7)       155,000(8)      10,650

Graham May (10)                      1998     226,270      10,000           0             0          203,743          7,674
     Vice President, Medical         1997     206,446      31,100           0             0           45,000          6,515
     Affairs and Corporate
     Development

Robert J. Broeze (11)                1998     169,384      50,000           0             0          150,000          6,387
     Vice President,                 1997     159,794      27,300           0             0           15,000          6,241
     Operations

John D. Rodwell                      1998     203,000           0           0             0          150,000          8,881
     Senior Vice President           1997     202,999      22,800           0             0                0          8,631
     and Chief Scientific            1996     187,198      35,150           0             0           82,000          8,499
     Officer

Donald F. Crane, Jr. (12)            1998     188,308      12,500           0             0          181,763          3,484
     Vice President,                 1997      93,462      30,375           0             0           55,000            374
     General Counsel
     and Corporate Secretary

---------------------


(1) Perquisites or personal benefits did not exceed the lesser of either $50,000 or 10% of total annual salary and bonus reported for the named executive officers.

(2) The amounts disclosed in this column include amounts contributed or accrued by the Company in the respective fiscal years under the Company's Savings Plan, a defined contribution plan which consists of a 401(k) portion and a discretionary contribution portion. In fiscal year 1998, these amounts were as follows: on behalf of Dr. Reiser, $0; Dr. Bagalay, $0; Dr. McKearn, $3,977; Dr. May, $6,706; Dr. Broeze, $5,969; Dr. Rodwell, $8,000; and Mr.
    Crane, $3,000. The amounts disclosed also include insurance premiums paid by the Company with respect to group term life insurance and with respect to fiscal year 1998, these amounts were as follows: on behalf of; Dr. Reiser $399; Dr. Bagalay, 838; Dr. McKearn, $1,039; Dr. May, $968; Dr. Broeze, $418; Dr. Rodwell, $881; and Mr. Crane, $484.

(3) Dr. Reiser joined the Company as President and Chief Executive Officer effective August 24, 1998.

(4) Pursuant to Dr. Reiser's Employment Agreement, the Company granted to Dr. Reiser an option to purchase up to 2,250,000 shares of Common Stock at an exercise price of $1.0937, vesting 33.3% annually. The vesting schedule begins as follows: (a) 900,000 shares begin vesting upon commencing employment; (b) 450,000 shares begin vesting upon completion of certain performance objectives, to the satisfaction of the Board of Directors; (c) 450,000 shares begin vesting upon the completion of additional performance objectives to the satisfaction of the Board of Directors; (d) 450,000 shares begin vesting upon the achievement of the Company's profitability.

(5) Dr. Bagalay served as interim President and Chief Executive Officer from January 1998, following Dr. McKearn's resignation, until August 1998 when Dr. Reiser assumed these positions.

(6)  Dr. McKearn resigned from the Company during September, 1998.

(7) On December 8, 1994, Dr. McKearn and the Company entered into a Stock Compensation and Performance Option Agreement (the "Compensation Agreement"), which provided for the issuance to Dr. McKearn of 30,000 shares of Common Stock in three installments of 10,000 shares in each of 1994, 1995 and 1996. On December 8, 1994, Dr. McKearn received the first installment of 10,000 shares upon payment made equal to the aggregate par value of the shares. On January 3, 1995, Dr. McKearn received the second installment of 10,000 shares upon payment made equal to the aggregate par value of the shares. On January 3, 1996, Dr. McKearn received the third installment of 10,000 shares upon payment made equal to the aggregate par value of the shares.

(8) Pursuant to the Compensation Agreement, the Company granted to Dr. McKearn, effective as of January 3, 1994, an option to purchase up to 100,000 shares of Common Stock at an exercise price of approximately $6.188 per share (subject to adjustment under certain circumstances). Vesting of this option is at the discretion of the Compensation Committee of the Board of Directors. Any shares not vested were irrevocably canceled and ineligible for future vesting under the grant. In December 1995, the Compensation Committee considered the vesting of the second installment of 20,000 shares and determined that 15,000 shares should vest. In March 1997, the Compensation Committee considered the vesting of the third installment of 20,000 shares and determined that 17,000 shares should vest. See "Employment and Severance Arrangements". Pursuant to Dr. McKearn's resignation, there will be no further vesting of shares under this Agreement.

(9) In 1995, the Company and Dr. McKearn entered into a Split Dollar Collateral Assignment Agreement. Under this agreement, the Company was responsible for the payment of all premiums due for two life insurance policies on the life of Dr. McKearn, having a total face value of $2.3 million. The amount disclosed in the Summary Compensation Table reflects the $2,000 in value of the premiums paid by the Company under these insurance policies in fiscal year 1998, prior to Dr. McKearn's resignation, that was attributable to term life insurance coverage. However, pursuant to Dr. McKearn's resignation, both policies were surrendered by the Company in exchange for the amount of premiums paid by the Company over the lives of each policy.

(10) Dr. May joined the Company as Vice President, Medical Affairs, effective January 2, 1997. He assumed additional responsibilities for Corporate Development in January 1998.

(11) Dr. Broeze was elected Vice President of Operations in February, 1997. He resigned from the Company in January, 1999, to accept a position with the purchaser of the Company's manufacturing facilities.

(12) Mr. Crane joined the Company as Vice President, General Counsel and Corporate Secretary effective June 16, 1997.

     The following table sets forth information regarding individual grants of stock options to the named executive officers during fiscal year 1998:

                                                 OPTION GRANTS IN FISCAL YEAR 1998
                                                                                      POTENTIAL REALIZABLE VALUE AT ASSUMED ANNUAL
                                                                                      RATES OF STOCK PRICE APPRECIATION FOR OPTION
                                                INDIVIDUAL GRANTS                                          TERM (3)
                           ---------------------------------------------------------   -------------------------------------------

                                             PERCENT OF
                             NUMBER OF         TOTAL
                            SECURITIES        OPTIONS
                            UNDERLYING       GRANTED TO     EXERCISE OR
                              OPTIONS       EMPLOYEES IN     BASE PRICE    EXPIRATION
     NAME                     GRANTED        FISCAL YEAR   (PER SHARE)(2)     DATE             5%($)             10%($)
     ----                   ----------      ------------   --------------  ----------        ---------        ----------
H. Joseph Reiser           2,250,000 (1)        50.03          1.097         8/18/08         1,552,269        3,933,755


John E. Bagalay, Jr.         100,000 (1)         2.22          1.953         1/20/08           122,823          311,258
                              10,000 (4)          .22           .812        10/15/08             5,110           12,949


Thomas J. McKearn            200,000 (5)         4.45          1.953         9/18/01           245,646          622,516


Graham S. May                150,000 (5)         3.34          1.953         1/20/08           184,235          466,887
                              41,666 (4)          .93          1.050         8/26/08            27,514           69,725
                              12,077 (4)          .27           .828        12/28/08             6,289           15,937

Robert J. Broeze             150,000 (5)         3.34          1.953         1/20/08           184,235          466,887

John D. Rodwell              150,000 (5)         3.34          1.953         1/20/08           184,235          466,887

Donald F. Crane, Jr.         125,000 (5)         2.78          1.953         1/20/08           153,529          389,072
                              41,666 (4)          .93          1.050         8/26/08            27,514           69,725
                              15,097 (4)          .34           .828        12/28/08             7,861           19,222

-----------------------

(1) Pursuant to Dr. Reiser's Employment Agreement, the Company granted to Dr. Reiser an option to purchase up to 2,250,000 shares of Common Stock at an exercise price of $1.0937, vesting 33.3% annually. The vesting schedule begins as follows: (a) 900,000 shares begin vesting upon commencing employment; (b) 450,000 shares begin vesting upon completion of certain performance objectives, to the satisfaction of the Board of Directors; (c) 450,000 shares begin vesting upon the completion of additional performance objectives to the satisfaction of the Board of Directors; (d) 450,000 shares begin vesting upon the achievement of the Company's profitability.

(2) The exercise price of all stock options granted during the last fiscal year is equal to the average of the high and low sale prices of the Common Stock as reported on the Nasdaq National Market on the respective dates the options were granted.

(3) These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock and overall stock market conditions. There is no assurance that the amounts reflected will be realized.

(4) These options were fully vested at the date of grant.

(5) Options vest over three years at the rate of 33.3% per year beginning on the first anniversary of the date of grant, subject to acceleration under certain conditions. The maximum term of each option granted is 10 years from the date of grant.

     The following table sets forth information regarding aggregated exercises of stock options by the named executive officers during fiscal year 1998 and fiscal year-end values of unexercised options:


                                                AGGREGATED OPTION EXERCISES IN LAST
                                           FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                                                             NUMBER OF SECURITIES       VALUE OF UNEXERCISED
                                                                            UNDERLYING UNEXERCISED    IN-THE-MONEY OPTIONS AT
                                                                               OPTIONS AT FY-END            FY-END(1)(2)
                                                                            ----------------------    -----------------------
                                                                                      (#)                        ($)
         NAME                     SHARES ACQUIRED       VALUE REALIZED           EXERCISABLE/                EXERCISABLE/
         ----                      ON EXERCISE(#)           ($)(1)               UNEXERCISABLE              UNEXERCISABLE
                                  --------------        -------------            -------------              -------------
H. Joseph Reiser                         0                    0                350,000/1,900,000                 0/0
John E. Bagalay, Jr.                     0                    0                 18,400/111,600                   0/0
Thomas J. McKearn                        0                    0                    363,000/0                     0/0
Graham S. May                            0                    0                 62,743/186,000                   0/0
Robert J. Broeze                         0                    0                 46,000/175,200                   0/0
John D. Rodwell                          0                    0                 204,300/247,200                  0/0
Donald F. Crane, Jr.                     0                    0                 67,763/169,000                   0/0

------------------------


(1) The dollar values in this column were calculated by determining the difference between the fair market value of the Common Stock underlying the options at fiscal year-end or the date of exercise, as the case may be, and the exercise price of the options.

(2) The fair market value of a share of Common Stock (calculated as the average of the high and low sale prices as reported on the Nasdaq National Market) on December 31, 1998 was $.828.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

This report and the Performance Graph contained in this Proxy Statement shall not be deemed incorporated by reference into any of the Company's filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

POLICY

    The Compensation Committee of the Board of Directors (the "Committee") is responsible for oversight of the Company's executive compensation program. The Committee is composed entirely of independent, non-employee directors. The Committee makes recommendations to the full Board of Directors on compensation policy and as to specific compensation actions, except where independent action by the Committee is appropriate.

    The Company's compensation program, both for its executive officers as well as for all employees, is based on the philosophy that the interests of the employees should be closely aligned with those of the Company's stockholders. The 1998 executive compensation program was based on the following principles:

    - compensation opportunities should attract the best talent to the Company; motivate individuals to perform at their highest levels; reward outstanding achievement; and retain the leadership and skills necessary for building long-term stockholder value;

    - a portion of total compensation should be at risk of performance; and

    - individual executives should be encouraged to manage from the perspective of owners of the Company.

    The Company's 1998 compensation program reflected the Committee's assessment as to appropriate treatment on an individual basis for the named executives and the former Chief Executive Officer compared to the prior year levels. 1997 compensation was generally benchmarked by a 1996 compensation study conducted by an independent compensation consultant, including a survey of companies representative of the firms with which the Company competes for employee talent. The comparative companies included, but were not identical to, the companies included in the peer group with respect to the stock performance graph set out below. The Company targets its overall compensation program at the median level of the biotechnology industry. In addition, compensation for the named (and other) executives, including the Chief Executive Officer(s), took into account individual responsibility and performance as assessed by the Committee.

    The compensation program includes a combination of competitive base salary and benefits, annual cash bonus opportunities, and stock option awards. The 1998 executive compensation program and a specific discussion as to the compensation of the Chief Executive Officer are set out below.

ANNUAL COMPENSATION FOR 1998

    Generally, annual compensation of executive officers under the executive compensation program for 1998 consisted of salary and bonus components.

BASE SALARY

    In December 1997, the Compensation Committee determined for recommendation to the full Board base salaries and annual incentive opportunities for 1998 for its executives, including the named executives and Dr. Thomas McKearn, who was then serving as the Company's Chief Executive Officer. The base salaries for Dr. Reiser and Dr. Bagalay were set at the time of their election to office.

BONUS

    A portion of 1998 executive officer annual compensation opportunity was based on corporate and individual performance. The Committee believes that incentive compensation should be linked to corporate financial results, particularly as the Company commercializes its products. The Committee also believes that, while performance goals should include corporate financial results, executives should also be held accountable for their individual areas of responsibility. Bonus opportunity levels for 1998 performance were set in advance of the year at a percentage of base salary, with the total amount of the bonus opportunity dependent on the extent to which individual and corporate objectives were achieved and the amount of cash available as determined by the Committee. At year-end, the Committee reviewed the extent to which the objectives have been achieved. The Committee believed that, despite severe difficulties faced by the Company during 1998, bonuses of some level were important, in recognition of perseverance by the named executives under difficult circumstances and for achievement of significant corporate objectives related to a turnaround of the Company during the year. The amounts approved on the Committee's recommendations were less than target amounts; in addition, the Company paid a portion of the awards by an additional year-end stock option grant to certain of the named executives.

LONG TERM COMPENSATION - STOCK OPTIONS

    The Compensation Committee believes that stock options are an appropriate means to link its employees' interest with those of the Company's stockholders. Stock option awards are designed primarily to provide strong incentives for superior longer-term performance and continued retention by the Company. Because it is believed that corporate performance is one of the principal factors influencing the market value of the Company's Common Stock, the granting of stock options to executive officers encourages them to work to achieve consistent improvements in corporate performance. Options only have value to the executive when the price of the Company's common stock exceeds the exercise price, which is not less than the fair market value of the common stock at the date of grant.

    Stock option grants were made to the named executive officers in 1998, as follows: Dr. McKearn, 200,000;. Dr. May, 150,000; Dr. Rodwell, 150,000, Dr.
Broeze, 150,000, and Mr. Crane, 125,000. These option grants were set taking into account the comparison of practices at peer groups (in the survey noted above), an individual's level of responsibility and furtherance of corporate objectives, and the amount and terms of past stock option awards. The Committee believes that retention of key executives is critical to the Company's success during its period of transition. The Committee also took into account in its review of option grants the fact that the Company has no other long term incentive program, and believes that options are important to retain executives and promote steps to build long term value. Additionally, further option grants were made to Dr. May and Mr. Crane in August, 1999, in recognition of their serving on a committee of management related to planning and implementation of the Company's turnaround plan. Finally, option grants were made in December, 1998, to the named executive officers, as disclosed, as payment of bonus awards deemed appropriate for these individuals for performance during the year in furthering the restructuring of the Company.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

    Dr. Reiser's salary for 1998 was set by agreement between the Company and Dr. Reiser in advance of his employment by the Company. The amount was determined on the recommendation of the Committee to be an appropriate level of base compensation in view of compensation levels paid by the industry, in view of Dr. Reiser's experience, and considering the significant challenges facing the Company. The bonuses paid Dr. Reiser for 1998 performance reflected the extraordinary accomplishments of the Company under his leadership following his joining the Company in the latter half of the year. The total amount includes a bonus in the amount of $50,000 paid as a sign-on bonus concurrent with his acceptance of employment, and a year end bonus in the amount of $100,000. This latter amount was based on the Committee's judgment as to the value of his leadership to the Company during a critical period.

    Dr. Bagalay's salary was set on the Committee's recommendation upon his agreeing to assume the interim responsibility as Chief Executive Officer pending the recruitment of a new Chief Executive Officer. The amount was not based on comparability studies, but on the Committee's judgment as to the appropriate level of compensation, given Dr. Bagalay's experience and his personal commitment to the Company in a difficult period. Dr. Bagalay received no cash bonus for his efforts, however, part of his compensation included a grant of options as disclosed above.

    Dr. McKearn received no increase in base compensation during 1998 over his prior year salary, and received no bonus for 1998 performance. The Committee recommended, and the full Board determined, that it would be appropriate to maintain his salary at 1997 levels for the period in which he remained employed by the Company.

TAX CONSIDERATIONS

        Federal tax laws impose a limit on deductions for each of the executives named in the summary compensation table to $1 million. Certain compensation, including compensation based on performance, is not subject to this limit if certain conditions are met, primarily, that the compensation is based on objective performance criteria approved by the stockholders. The Compensation payments must also be made pursuant to a plan administered by a committee of outside directors. The Committee must certify that the performance goals were achieved before payments can be awarded.

    The Committee believes that its executive compensation program is consistent with the intent of this legislation. The Company's stock option plans under which options may be granted to executive officers has been approved by the stockholders and qualifies for the exclusion from the deduction limits. Base salary, annual bonuses, and certain other compensation amounts disclosed in the summary compensation table do not qualify for the exclusion from the $1 million limit but such amounts of compensation are not expected to exceed the deduction limits. The Committee will consider appropriate steps in the future, including stockholder approval, to maintain deductions for its incentive compensation plans to the greatest extent practical while maintaining flexibility to take actions which it deems in the best interests of the Company and its stockholders but which may result in certain compensation not qualifying for tax deductions.

  The Committee believes that performance should be rewarded, that the financial interests of the executive officers should be aligned with the stockholders, and that compensation should be competitive. We have structured compensation at the Company to meet these criteria.


                                   * * * * *

The foregoing report on compensation is provided by the following outside directors, who constituted the Compensation Committee during 1998:


                                                     Ronald J. Brenner, Chairman
                                                     Robert F. Hendrickson

                                PERFORMANCE GRAPH

     The following Performance Graph compares the Company's cumulative total stockholder return on the Common Stock for a five-year period (December 31, 1993 to December 31, 1998) with the cumulative total return of the Nasdaq U.S. Stocks Index and the Nasdaq Pharmaceutical Index, a broad index of biopharmaceutical and pharmaceutical companies similar in capitalization and stage of corporate development to the Company.*



                           [LINE GRAPH APPEARS HERE]


------------------------------------------------------------------------------------------------
                                1993       1994        1995        1996        1997        1998
------------------------------------------------------------------------------------------------
Cytogen Corporation           $100.00     $67.71      $87.50      $91.67      $27.08      $14.06
------------------------------------------------------------------------------------------------
NASDAQ U.S. Stocks Index      $100.00     $97.75     $138.26     $171.01     $208.58     $293.21
------------------------------------------------------------------------------------------------
NASDAQ Pharmaceutical Index   $100.00     $75.26     $138.04     $138.47     $142.98     $183.02
------------------------------------------------------------------------------------------------

EMPLOYMENT AND SEVERANCE ARRANGEMENTS

     The Company entered an employment agreement with the President and Chief Executive Officer, H. Joseph Reiser, Ph.D., which provides for bonuses and vesting of options for the purchase of shares of common stock based on continued employment and on the achievement of performance objectives defined by the Board of Directors. Dr. Reiser is also entitled to one year's severance pay, along with medical and insurance benefits for the same period, if he is dismissed for reasons other than cause.

     Under the terms of an employment agreement, Dr. Thomas J. McKearn was entitled to one year's severance pay if he was dismissed for reasons other than for cause. Pursuant to that agreement, Dr. McKearn's base salary is being continued for a period of one year from the date of his termination of employment in September, 1998.

     Under the terms of severance agreements, Drs. Rodwell, May and. Mr. Crane will also be entitled to receive twelve months of salary if their employment with the Company is terminated without cause.

GENERAL INFORMATION

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

 On the basis of reports and representations submitted by or on behalf of the directors, executive officers and ten percent stockholders of the Corporation, all Forms 3, 4 and 5 showing ownership of and change of ownership in the Corporation's equity securities during 1998 were timely filed with the Securities and Exchange Commission as required by Section 16(a) of the Exchange Act of 1934, except that an initial Form 3 Report by Dr. Carter was inadvertently filed several days late due to travel exigencies.

OTHER BUSINESS

          The Board of Directors does not intend to present any business other than the matters described in this Proxy Statement at the Annual Meeting. If any other matter is presented at the Annual Meeting which under applicable proxy regulations need not be included in this Proxy Statement or which the Board of Directors did not know a reasonable time before this solicitation would be presented, the persons named in the accompanying proxy have discretionary authority to vote proxies with respect to such matter in accordance with their best judgment.

EXPENSES OF SOLICITATION

          The expense of this proxy solicitation will be paid by the Company. Some of the officers and regular employees of the Company may solicit proxies personally and by telephone. Management may also request banks, brokerage houses, custodians, nominees and fiduciaries to obtain authorization for the execution of proxies and may reimburse them for expenses incurred by them in connection therewith. The Company plans to use Corporate Investor Communications, Inc., which will receive $4,000 plus certain expenses, for any proxy solicitation that may be necessary.

OTHER MATTERS

         The persons named in the enclosed form of proxy have no present intention of bringing before the meeting for action any matters other than those specifically referred to above, nor has management or the Board of Directors any such intention, and none of such persons, management or the Board of Directors is aware of any matters which may be presented by others. If any such business should properly come before the meeting, the persons named in the form of proxy intend to vote thereon in accordance with their best judgment.

                          FUTURE STOCKHOLDER PROPOSALS

          The Company must receive at the Office of the Corporate Secretary any proposal which a stockholder wishes to submit to the 2000 Annual Meeting of Stockholders before January 13, 2000, if the proposal is to be considered by the Board of Directors for inclusion in the proxy material for that meeting.

                                             By Order of the Board of Directors
May 13, 1999


                                             Donald F. Crane, Jr.
                                             Corporate Secretary

                                    APPENDIX
                                    --------


CYTOGEN CORPORATION
1999 STOCK OPTION PLAN
FOR NON-EMPLOYEE DIRECTORS


1.       Purpose; Effective Date.

(a) The purposes of this Plan are to further the interests of Cytogen Corporation (the "Company") by retaining the services of persons now serving as non-employee Directors of the Company, attracting and retaining the services of persons capable of serving on the Board of Directors of the Company, and by providing such persons with an incentive that aligns their interests with the interests of the Company's shareholders.

(b) This Plan will become effective on approval of the Plan by the affirmative vote of the majority of shares present in person or represented by proxy at a meeting of the shareholders of the Company and cast on the proposal for approval of the Plan.

2.       Definitions.

Whenever used in this Plan, the following terms will have the meanings set forth in this Section:

 "Board of Directors" means the Board of Directors of the Company.

 "Code" means the United States Internal Revenue Code of 1986, as amended.

"Common Stock" means the common stock, par value $.0l per share, of the Company.

"Date of Grant" means with respect to any Option the date the Option will become effective under the provisions of this Plan.

"Disability" means inability of a Director to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment which reasonably can be expected to last for a continuous period of not less than six months.

"Eligible Director" means, as of any time, a person who is a director of the Company but is not then an Employee.

"Employee" means any person employed by the Company (including, without limitation, a person employed by the Company who is also an officer or director of the Company).

"Exchange Act" means the Securities Exchange Act of 1934, as amended, and rules and regulations promulgated thereunder.

"Exercise Price" means with respect to any Option the price per share which must be paid upon exercise of the Option.

"Fair Market Value" means (i) if the Common Stock is traded in a market in which actual transactions are reported, the average of the high and low prices at which the Common Stock is reported to have traded on the relevant date in all markets on which trading in the Common Stock is reported, or if there is no reported sale of the Common Stock on the relevant date, the mean of the highest reported bid price and lowest reported asked price for the Common Stock on the relevant date, (ii) if the Common Stock is Publicly Traded but only in markets in which there is no reporting of actual transactions, the mean of the highest reported bid price and the lowest reported asked price for the Common Stock on the relevant date, or (iii) if the Common Stock is not Publicly Traded, the value of a share of Common Stock as determined by the most recent annual valuation prepared by an independent expert at the request of the Board of Directors.

"Major Event" means when (i) the Company enters into one or more definitive agreements to merge or consolidate the Company with or into another corporation, or to sell or otherwise dispose of all or substantially all of the Company's assets, or to effect any other transaction, consolidation or reorganization having similar results or effect; (ii) any person other than the Company makes a tender or exchange offer for more than 50% of Common Stock pursuant to which purchases of any amount of Common Stock are made; or (iii) stock representing more than 50% of the voting power of the Company is acquired by any person other than the Company in any one or more transactions occurring in any 24-month period.

"Option" means any option granted under this Plan.

"Option Agreement" means an agreement, in such form as may be determined by the Board of Directors or the Committee, executed and delivered by the Company to the holder of any Option with respect to that option.

"Option Shares" means, with respect to any Option, the maximum number of shares of Common Stock which may be acquired under the option prior to its expiration.

"Plan" means the Cytogen Corporation 1999 Directors Stock Option Plan.

 "Publicly Traded" means, with respect to any class of stock, that the class of stock is required to be registered under Section 12 of the Securities Exchange Act of 1934, as amended, or that stock of that class has been sold within the preceding 12 months in an underwritten public offering.

"Termination of Service" means the time when a Director ceases to serve as a Director for any reason, including without limitation by reason of resignation, retirement, removal, death or Disability.

3. Administration of the Plan.

(a) The Compensation Committee of the Board of Directors will be responsible for the administration of this Plan. The Committee shall consist of two or more non-employee directors of the Company who meet the definition of "outside director" under the provisions of Section 162(m) of the Code and the definition of "non-employee director" under the provisions of the Exchange Act. No member of the Committee shall have been within one year prior to appointment to, or while serving on, the Committee granted or awarded equity securities of the Company pursuant to this or any other plan of the Company except to the extent that participation in any such plan or receipt of any such grant or award would not adversely affect the Committee member's status as a "non-employee director" or as an "outside director".

(b) The Committee shall (i) determine or provide for the terms and conditions of grant Agreements, and all election and other forms, which terms and conditions shall not be inconsistent with this Plan, (ii) interpret the Plan and (iii) make all other decisions relating to the operation of the Plan. The Committee may adopt such rules or guidelines as it deems appropriate to implement the Plan. The Committee's determinations under the Plan shall be final and binding on all persons.

(c) No member of the Board of Directors or of any committee of the Board of Directors shall be liable for any act or omission of the Board or any committee, or of any other member of the Board or any committee, or for any act or omission on his own part, in connection with the administration of this Plan unless it resulted from the member's own willful misconduct.

4.       Persons Eligible to Receive options.

Options shall be granted only to Eligible Directors.

5.       Stock Subject to the Plan.

The maximum number of shares of Common Stock as to which Options may be granted under this Plan is 500,000 shares, subject to adjustment as provided in Section
8. If any option expires or is cancelled, surrendered or forfeited without being exercised in full, the number of shares as to which the option is not exercised will once again become shares as to which new Options may be granted. The Common Stock which is issued on exercise of Options may be authorized but unissued shares or shares which have been issued and reacquired by the Company.

6.       Grants of Options.

(a) The grants of options under this Plan shall be automatic and non-discretionary. Each Option shall be exercisable on the terms and subject to the conditions specified in Section 7. No Option granted under this Plan shall be an "incentive stock option" within the meaning of Section 422A of the Code.

(b) Effective on approval of the Plan by the shareholders, each person who is on that date an Eligible Director shall be granted an Option to purchase twenty one thousand (21,000) shares of Common Stock (the "Initial Option").

(c) Each person who is appointed a director of the Company after the date of approval of the Plan by the Shareholders and is an Eligible Director as of such date shall be granted an Option to purchase a pro rata portion of ten thousand

(10,000) shares of Common Stock, based upon the number of full months remaining from the date of election until the one year anniversary month of the preceding annual meeting, as of the effective date of their appointment.

(d) On the day following each annual meeting of the stockholders of the Company, commencing with the 2000 annual meeting, each person who is on that date an Eligible Director and was re-elected at that meeting shall be granted an Option to purchase 10,000 shares of Common Stock. In addition, a Chairman of the Board of Directors, unless the Compensation Committee of the Board determines otherwise, shall receive an additional grant of fifteen thousand (15,000) shares of Common Stock.

(e) Each Option provided for in this Section 6 shall be granted automatically and without further action by the Company, the Board of Directors or the Company's stockholders. Promptly after the Date of Grant of each Option provided for in this Section 6, the Company shall cause an Option Agreement to be executed and delivered to the holder of the Option. No other Options may be granted at any time under this Plan.

7.       Option Provisions.

(a) Exercise Price. The Exercise Price of the Initial Option will be 200% of the Fair Market Value of the Common Stock on the Date of Grant of the Option. The Exercise Price of each Option other than the Initial Option will be 100% of the Fair Market Value of the Common Stock on the Date of Grant of the Option.

(b)      Term; Vesting.

(i) No Option granted under this Plan may be exercised more than 10 years after the Date of Grant of the option.

(ii) Except as provided in Sections 7(b)(iii), 7(f), 7(g) and 7(h), the Initial Option shall become exercisable in one-third increments annually on the first, second, and third anniversaries of the Date of Grant, and Options other than the Initial Option shall become exercisable in full on the first anniversary of the Date of Grant.

(iii) Upon the occurrence of a Major Event, all of the Option Shares covered by an Option shall become immediately available for purchase upon exercise of the option, without regard to the vesting provisions of Section 7(b)(ii).

(c) Exercise of Options. An Option may be exercised in whole or in part at any time, or from time to time, during its term. To exercise an Option, the person exercising the Option must deliver to the Company, at its principal office:

(i) a notice of exercise of the Option, which states the extent to which the option is being exercised; and

(ii) payment in full in cash, which may be satisfied by a check, in an amount equal to the Exercise Price of the option times the number of shares as to which it is being exercised.

(d) Delivery of Stock Certificates. As promptly as practicable after an option is exercised, the Company will deliver to the person who exercises the Option, certificates registered in that person's name representing the number of shares of Common Stock which were purchased by the exercise of the option. Each certificate may bear a legend to indicate, if applicable, that the Common Stock represented by the certificate was issued in a transaction which was not registered under the Securities Act of 1933, as amended, and may only be sold or transferred in a transaction which is registered under that Act or is exempt from the registration requirements of that Act.

(e) Nontransferability of Options. During the lifetime of a person to whom an option is issued, the Option may be exercised only by that person or his or her guardian or legal representative. An Option may not be assigned, pledged or hypothecated in any way, will not be subject to execution, and will not be transferable otherwise than by will or the laws of descent and distribution. The Company will not recognize any attempt to assign, transfer, pledge, hypothecate or otherwise dispose of an option contrary to the provisions of this Plan, or any levy of any attachment or similar process upon any Option, and, except as expressly stated in this Plan, the Company will not be required to, and will not, issue Common Stock on exercise of an option to anyone who claims to have acquired that option from the person to whom it was granted.

(f) Termination of Service of Director Holding an Option Other Than Because of Death or Disability. Subject to the provisions of Sections 7(b) and 7(h), if there is a Termination of Service of a director to whom an Option has been granted, other than by reason of the director's death or disability, or retirement, each Option held by the director may be exercised until the earlier of (x) the end of the three-month period immediately following the date of Termination of service, or (y) the expiration of the term of the option.

(g) Death or Disability of Director Holding an Option. Notwithstanding the provisions of Section 7(b), if there is a Termination of Service of a director to whom an option has been granted by reason of the director's death or disability, or a former director dies within three months following the date of his or her Termination of Service, each option held by the Director on the date of the Director's Termination of Service may be exercised in full (i.e., in respect of up to 100% of the Option shares, regardless of the time elapsed since the Date of Grant) until the earlier of (x) the end of the one-year period immediately following the date of Termination of service or (y) the expiration of the term of the option. In the event of an Eligible Director's death, all of such person's outstanding Options will transfer to the maximum extent permitted by law to such person's designated Beneficiary. Each Eligible Director may name, from time to time, any beneficiary or beneficiaries (which may be named contingently or successively) as his or her Beneficiary for purposes of this Plan. Each designation shall be on a form prescribed by the Company, will be effective only when delivered to the Company and when effective will revoke all prior designations by the Eligible Director. If an Eligible Director dies with no such beneficiary designation in effect, such person's Options will be transferable by will or pursuant to the laws of descent and distribution applicable to such person.

(h) Retirement or Resignation. If there is a Termination of Service of a Director by reason of the Director's retirement or resignation at any time after the Director has reached age 55 with a minimum of three years' service as a non-employee director, each Option held by the Director on the date of the Director's Termination of Service may be exercised in full (i.e., in respect of up to 100% of the Option Shares, regardless of the time elapsed since the Date of Grant) until the earlier of (x) the end of the five year period immediately following the date of Termination of Service or (y) the expiration of the term of the option.

8. Recapitalization, reorganizations, stock splits and the like.

(a) The existence of outstanding Options shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business or any other corporate act or proceeding, whether of a similar character or otherwise. Except as hereinafter expressly provided, the issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or on conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number, class or price of shares of Common Stock then subject to outstanding options.

(b) If as a result of any (i)  reorganization  or  liquidation of the Company or
(ii) reclassification of the Company's capital stock, stock splits, stock splits in the form of dividends, reverse stock splits, or similar recapitalizations of the Company, or (iii) consolidation or merger of the Company with or into another corporation, or sale of all or substantially all the assets of the Company (a reorganization or liquidation of the Company or reclassification of the Company's capital stock, or a merger, consolidation or sale of the type described in this subsection being a "Corporate Transaction") while an Option is outstanding, the holders of the Common Stock become entitled to receive with respect to their Common Stock, securities or assets other than, or in addition to, their Common Stock, upon exercise of that Option the holder will receive what the holder would have owned if the holder had exercised the Option immediately before the first Corporate Transaction which occurred while the option was outstanding and had not disposed of anything the holder would have received as a result of that and all subsequent Corporate Transactions.

9.       Rights of Option Holder.

The holder of an Option will not have any rights as a stockholder by reason of holding that Option. Upon exercise of an Option, the holder will be deemed to acquire the rights of a stockholder when, but not before, the issuance of Common Stock as a result of the exercise is recorded in the stock records of the Company.

10.      Laws and Regulations.

The obligation of the Company to sell and deliver shares of Common Stock on exercise of options will be subject to the condition that legal counsel for the Company be satisfied that the sale and delivery will not violate the Securities Act of 1933, as amended, or any other applicable laws, rules or regulations.

11.      Reservation of Shares.

The Company will at all times keep reserved for issuance on exercise of options a number of authorized but unissued or reacquired shares of Common Stock equal to the maximum number of shares the Company may be required to issue on exercise of outstanding options (assuming no subsequent adjustments under Section 8).

12. Amendment of the Plan.

The Board of Directors may at any time and from time to time modify or amend this Plan in any respect effective at any date the Board of Directors determines; provided, that without the approval of the stockholders of the Company the Board of Directors may not, (i) except as provided in Section 8, increase the maximum number of shares of Common Stock which may be issued on exercise of Options granted under this Plan; (ii) change the provisions of
Section 6 or Section 7; (iii) change the categories of persons eligible to receive options under this Plan; or (iv) otherwise materially increase (within the meaning of Rule 16b-3 of the Exchange Act) the benefits accruing under this Plan. No modification or amendment of this Plan will, without the consent of the holder of an outstanding Option, adversely affect the holder's rights under that Option. Notwithstanding approval by shareholders, the Board may amend this Plan without further shareholder approval to add provisions required or enabled by changes to Rule 16b-3.

13. Termination of the Plan.

This Plan will terminate on June 16, 2008, unless sooner terminated. The Board of Directors may suspend or terminate this Plan at any time or from time to time, but no such action may adversely affect the rights of a person holding an outstanding Option. The applicable terms of the Plan, and any terms and conditions as applicable to Options granted prior to such date, shall survive the termination of the Plan and continue to apply to such Options.

                                   PROXY CARD
                                   ----------

                               CYTOGEN CORPORATION

                                      PROXY
                       SOLICITED BY THE BOARD OF DIRECTORS

     H. Joseph Reiser, and Donald F. Crane, Jr., and each of them, with full power of substitution, are hereby appointed the Proxies of, and authorized to represent, the undersigned and to vote all of the shares of Common Stock of CYTOGEN CORPORATION entitled to be voted by the undersigned as of April 23, 1999 as directed on the reverse side and, in their discretion, on all other matters which may properly come before the Annual Meeting of Stockholders to be held on June 16, 1999, and at any adjournment therof as if the undersigned were present and voting at the meeting.

     Wherther or not you expect to attend the meeting, you are urged to execute and return this proxy, which you may revoke at any time prior to its use.

     The shares represented by this proxy will be voted as directed by the stockholders. Where no direction is given when the duly executed proxy is returned, such shares will be voted FOR all items.

                 TO BE VOTED, YOU MUST SIGN ON THE REVERSE SIDE
                         (CONTINUED ON THE REVERSE SIDE)

                                                            Please mark
                                                            your votes as
                                                            indicated in  [ X ]
                                                            this example

The Board of Directors recommends a Vote FOR all items.

1.  Election of directors duly nominated:    Nominees: John E. Bagalay, Jr.,
                                                       Ronald J. Brenner,
                                                       Stephen K. Carter,
                                                       James A. Grigsby,
                                                       Robert F. Hendrickson and
                                                       H. Joseph Reiser
         FOR        WITHHELD
         [  ]         [  ]             To withold authority to vote for any
                                       individual nominees write such nominee's name in the space provided below.)

                                       -----------------------------------------

2.  To approve the 1999 CYTOGEN             3.  To transact such other business
    Non-Employee Director Stock                 as may properly come before the
    Option Plan before the meeting.             meeting.

    FOR      WITHHELD    ABSTAIN
    [  ]       [  ]        [  ]





                                         DATED:                             1999
                                                 --------------------------,

                                         ---------------------------------------
                                               (SIGNATURE(S) OF STOCKHOLDER(S)

                                         ---------------------------------------
                                               (SIGNATURE(S) OF STOCKHOLDER(S)

                                         NOTE:  The signature(s) should appear
                                         the same as it appears on the address
                                         label on this proxy.  When signing as
                                         executor, administrator, trustee,
                                         guardian, or attorney, please give full
                                         title as such.  For joint accounts or
                                         co-fiduciaries, all joint owners or co-
                                         fiduciaries, should sign.
                                         THIS PROXY IS SOLICITED ON BEHALF OF
                                         THE BOARD OF DIRECTORS

FROM NORTHERN N.J.
Take the NJ Turnpike South to Exit 9. Follow Rt. 18 North approximately 1/2 mile to Route 1 South. Stay on Route 1 South approximately 20 minutes to Princeton Holiday Inn.

FROM PHILADELPHIA AREA
Take I-95 North until becomes I-295. Take Exit 67 (Rt. 1 North). Follow Route 1 North approximately 7 miles. Take the Ridge Road jug handle across Route 1 to Princeton Holiday Inn.

HIGHTSTOWN AREA
Take 571 West (Princeton-Hightstown Road) to Route 1 North. Follow Route 1 North approximately 3 miles. Take the Ridge Road jug handle across Route 1 to Princeton Holiday Inn.

FROM ATLANTIC CITY AREA
Take the Garden State Parkway, North to Exit 98 (Route I-195 West). Follow I-195 West until it becomes I-295. Follow I-295 to Exit 67A (Route 1 North, New York). Follow Route 1 North approximately 7 miles. Take the Ridge Road jug handle across Route 1 to Princeton Holiday Inn.

                             Princeton Holiday Inn
                            4355 Rt. 1 & Ridge Road
                              Princeton, NJ 08540
                                 (609)452-2400
                               (609)452-2494 Fax


                       [MAP TO HOLIDAY INN APPEARS HERE]